Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE For More Information Contact: Ron Black, President & CEO 336-644-9944
P.O. Box 2 Oak Ridge, NC 27310

Oak Ridge Financial Services Announces First Quarter 2011 Results

Oak Ridge, North Carolina, April 26, 2011 – Oak Ridge Financial Services, Inc. (Nasdaq:BKOR), parent company of Bank of Oak Ridge, headquartered in Oak Ridge, North Carolina, reported financial results for the first quarter of 2011.

Financial Highlights:

•

Quarterly net income of $193,000, compared to $639,000 in the same period in 2010. Contributing to the decrease were increases in provision for loan losses and noninterest expense, and a decrease in noninterest income. Positively contributing to net income in 2011 relative to 2010 were increases in net interest income and a reduction in income tax expense.

•	Quarterly net income available to common shareholders of $30,000, compared to $484,000 in the same period in 2010.

•	Allowance for loan losses of 1.74% of total loans as of March 31, 2011, compared to 1.71% as of December 31, 2010.

•

Noninterest income of $820,000, down 31.4% from noninterest income of $1.2 million for the same period in 2010. A primary factor contributing to the decrease in noninterest income was a gain on sale of securities in 2010 of $386,000 where there were no such gains in 2011. Excluding the gain on sale of securities in 2010, noninterest income increased 1.4% from 2010 to 2011.

•	Noninterest expense of $3.5 million, up 9.2% from noninterest expense of $3.2 million for the same period in 2010.

•	Total loans decreased 0.2% to $256.0 million from December 31, 2010 to March 31, 2011.

•	Noninterest bearing deposits increased 8.4% to $29.0 million from December 31, 2010 to March 31, 2011.

Narrative:

Oak Ridge Financial Services, Inc. announced net income for the three months ended March 31, 2011 of $193,000, compared to net income of $639,000 for the prior year period. After subtracting dividends and accretion on preferred stock, net income available for common shareholders was $30,000 and $484,000 for the three months ended March 31, 2011 and 2010, respectively. Net income per diluted share was $0.02 and $0.27 for the three months ended March 31, 2011 and 2010, respectively.

Oak Ridge Financial Services President, Ron Black, in commenting on the results, noted, “Given the difficult economic environment, we are pleased that we were able to increase from 2010 to 2011 net interest income and noninterest income, after excluding 2010’s investment securities gain. Nonperforming assets were up from December 2010 to March 2011 as our region continues to experience the negative effects of the weak economy. We continue to devote substantial efforts in servicing and reducing these assets.”

Mr. Black further commented “Our primary areas of focus for the rest of 2011 will be continuing to service our loan and other real estate owned portfolios while growing net interest income and noninterest income while providing the best service possible to existing and potential clients. We plan to continue to support our local economy by taking deposits, making loans, and providing financial advice to help our clients navigate these difficult times. The community was supportive of our Bank in the first quarter of 2011 and we are very encouraged by the continuing growth we are seeing in both noninterest deposits and interest bearing checking deposits. Lastly, at March 31, 2011 we were well-capitalized with capital available for future profitable growth.”

About Bank of Oak Ridge

Bank of Oak Ridge, headquartered in Oak Ridge, NC, is a community Bank with five banking offices in Oak Ridge, Summerfield and Greensboro. The Bank’s independent financial advisory division, Oak Ridge Wealth Management, operates out of an office in downtown Greensboro. The Bank offers a complete line of banking and investment services, including savings and checking accounts, mortgage and business loans, extended weekday and Saturday branch banking hours, same-day deposits, cash management services, business and personal internet banking with balance alerts and reminders, internet bill payment, remote check capture for businesses, mobile banking and accounts designed specifically for seniors, small businesses and civic organizations. For more information, contact Bank of Oak Ridge at 336-644-9944, or visit www.bankofoakridge.com.

Forward-looking Information

This form contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the Company’s markets, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Federal Deposit Insurance Corporation. The Company undertakes no obligation to update any forward-looking statements.

Oak Ridge Financial Services, Inc.

Financial Highlights (dollars in thousands, except share and per share data)

	Three months ended March 31,
	2011	2010	Change
Income Statement Data:
Total interest income	$4,440	$4,633	(4.2)%
Total interest expense	941	1,309	(28.1)

Net interest income	3,499	3,324	5.3
Provision for loan losses	605	353	71.4
Noninterest income	820	1,195	(31.4)
Noninterest expense	3,450	3,158	9.2

Net income before provision for income taxes	264	1,008	(73.8)
Provision for income taxes	71	369	(80.8)

Net income	$193	$639	(69.8)

Preferred stock dividends	(96)	(96)	—
Accretion of discount	(67)	(59)	13.6

Income available to common stockholders	$30	$484	(93.8)

Per common share data: (1)
Basic net income per share	$0.02	$0.27	(93.8)%
Diluted net income per share	0.02	0.27	(93.8)
Book value at period end	11.63	11.50	1.1

Weighted average number of common shares outstanding (000’s):
Basic	1,795.7	1,791.5	0.2%
Diluted	1,795.7	1,791.5	0.2
Shares outstanding at period end	1,795.7	1,791.5	0.2

	March 31, 2011	December 31, 2010	Change
Balance sheet data
Total assets	$356,154	$349,008	2.0%
Loans receivable	251,494	252,111	(0.2)
Allowance for loan losses	4,465	4,375	2.1
Other interest-earning assets	80,451	71,853	12.0
Noninterest bearing deposits	29,014	26,767	8.4
Total deposits	308,273	300,275	2.7
Borrowings	17,248	17,248	—
Stockholders’ equity	27,765	27,873	(0.4)

	Three months ended March 31,
	2011	2010
Selected performance ratios:
Return on average assets (2)	0.22%	0.76%
Return on average stockholders’ equity (2)	0.58	9.20
Net interest margin (2)(3)	4.28	4.20
Net interest spread (2)(4)	4.06	3.97
Noninterest income as a % of total revenue	19.0	26.4
Noninterest income as a % of average assets (2)	0.9	1.4
Efficiency ratio (5)	79.88	69.88
Noninterest expense as a % of average assets (2)	4.0	3.7

	March 31, 2011	December 31, 2010	March 31, 2010
Asset quality ratios (at period end):
Nonperforming assets to period-end loans (6)	4.49%	2.92%	2.84%
Nonperforming assets to period-end assets (6)	3.23	2.14	2.05
Allowance for loan losses to period-end loans	1.74	1.71	1.51
Allowance for loan losses to total assets	1.25	1.25	1.09
Net loan charge-offs to average loans outstanding (2)	0.81	0.67	0.09

Oak Ridge Financial Services, Inc.

Financial Highlights (dollars in thousands, except share and per share data)

	March 31, 2011	December 31, 2010	March 31, 2010
Capital and liquidity ratios:
Equity to assets ratio (holding company)	7.8%	8.0%	8.1%
Loans to deposits	81.6	84.0	83.5

	Three months ended March 31,
	2011	2010	Change
Total Revenue
Net interest income	$3,499	$3,324	5.3%

Fees and other revenue:
Service charges on deposit accounts	157	200	(21.5)
Gain on sale of securities	—	386	(100.0)
Mortgage loan origination fees	66	61	8.2
Investment and insurance commissions	202	192	5.2
Fee income from purchase of accounts receivable	208	190	9.5
Debit card interchange income	132	104	26.9
Income earned on bank owned life insurance	37	43	(14.0)
Other	18	19	(5.3)

Total noninterest income	820	1,195	(31.4)

Total revenue	$4,319	$4,519	(4.4)

	Three months ended March 31,
	2011	2010	Change
Noninterest Expense
Salaries	$1,465	$1,402	4.5%
Employee benefits	189	153	23.5
Occupancy	211	236	(10.6)
Equipment	210	194	8.2
Data and items processing	212	229	(7.4)
Professional and advertising	225	360	(37.5)
Stationary and supplies	122	61	100.0
Net cost of foreclosed assets	274	24	1,041.7
Telecommunications expense	53	57	(7.0)
FDIC assessment	132	131	0.8
Accounts receivable financing expense	66	59	11.9
Other	291	252	15.5

Total noninterest expense	$3,450	$3,158	9.2

	Three months ended March 31,
	2011	2010	Change
Average Balances
Total assets	$352,212	$342,930	2.7%
Loans receivable	255,752	251,983	1.5
Allowance for loan losses	4,475	3,828	16.9
Other interest-earning assets	57,830	55,739	3.8
Interest-bearing deposits	276,435	275,530	0.3
Total deposits	303,342	295,745	2.6
Borrowings	17,248	17,281	(0.2)
Stockholders’ equity	27,819	27,911	(0.3)

(1)	Computed based on the weighted average number of shares outstanding during each period.
(2)	Ratios for the three-month periods ended March 31, 2011 and 2010 are presented on an annualized basis.
(3)	Net interest margin is net interest income divided by average interest earning assets.
(4)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(5)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Nonperforming assets consist of non-accruing loans, restructured loans and foreclosed assets, where applicable.